INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

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                     STANDISH, AYER & WOOD INVESTMENT TRUST

                (Name of Registrant as Specified in its Charter)

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                          if other than the Registrant)

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                                 STANDISH FUNDS

                                                                   July 16, 2001

Dear Standish Fund Shareholder:

      Several weeks ago we mailed to you a proxy statement which contains important news about your mutual fund and a proxy card which allows you to vote on a significant proposal effecting your mutual fund. If you haven't done so already, I am asking that you please take a moment a vote your shares now.

      As we mentioned, Standish, Ayer & Wood, Inc. ("Standish"), the adviser to your mutual fund, has entered into an agreement with Mellon Financial Corporation ("Mellon") pursuant to which Standish will be acquired by Mellon. Upon completion of the transaction, Standish will be renamed Standish Mellon Asset Management Company LLC ("Standish-Mellon") in order to more closely link our two firms in servicing client needs.

      You are being asked to consider a new investment advisory agreement between your fund and Standish-Mellon so that Standish-Mellon will be able to serve as investment adviser to your fund following the transaction. We noted in the proxy statement that the terms of the new investment advisory agreement are substantially identical to the terms of the existing investment advisory agreement between your fund and Standish, except for the dates of execution, effectiveness and termination. We also noted that approval of the new investment advisory agreements will not result in any change in any funds' advisory fee rates. In addition, we do not expect the transaction will result in a change in any fund's portfolio manager.

                             YOUR VOTE IS IMPORTANT

      We need your vote before the fund's special meeting is held. As we noted in the proxy statement, we believe the proposed transaction with Mellon is very much to the benefit of Standish fund shareholders. The proposals listed on the enclosed proxy card have been carefully reviewed by the Board of Trustees of the Standish funds and the Board unanimously recommends that you vote FOR the proposal relevant to your fund.

      To cast your ballot, please record your vote on the enclosed proxy card. Be sure to sign the proxy card before mailing it in the postage-paid envelope provided. If you have any questions before you vote or would like an additional copy of the proxy materials, please call us at (800) 221 - 4795. Thank you for your participation in this important initiative.

                                             Sincerely,


                                             /s/ Richard S. Wood

                                             Richard S. Wood
                                             President and Trustee